EXHIBIT 10.1

MULTI-PARTY AGREEMENT

This Multi-Party Agreement (this “Agreement”) is made as of the 19th day of April, 2023 (the “Effective Date”), by and among DynaResource, Inc. (the “Company”), Golden Post Rail, LLC (“Golden Post”), MKR 2022 Grantor Retained Annuity Trust (“MKR GRAT”) and K.D. Diepholz (“Diepholz”).

In consideration of the mutual promises set forth herein, the parties hereby agree as follows:

1.	Redemption of Series A and Related Issues.

(a)

At the closing of this Agreement to occur on or as soon as reasonably practicable after April 15, 2023 (the “Closing”), the Company shall (i) purchase all of the 1,000 outstanding shares of Series A Preferred Stock (the “Series A Shares”) from Diepholz for an aggregate purchase price of $1,250,000.00 (the “Purchase Price”), and (ii) retire the Series A Shares.

(b)

At the Closing, (i) Diepholz will deliver to the Company, free and clear of all Encumbrances, one or more certificates representing the Series A Shares, duly endorsed for transfer or accompanied by duly executed stock powers transferring the Series A Shares to the Company, and (ii) the Company will pay the Purchase Price to Diepholz by wire transfer of good funds to an account specified by Diepholz.

(c)

Following the Closing, the Company shall not (i) issue or sell any shares of Series A Preferred Stock to any person, or (ii) create or issue any other classes or series of Preferred Stock having the right, in the aggregate, to elect a majority of the board of directors without the approval of the board of directors of the Company (which such approval must include the approval of the director appointed by the holders of the Series C Preferred Stock (the “Series C Director”)).

(d)	Within 90 days after the Closing, the Company will amend its Certificate of Incorporation to eliminate the Series A Preferred Stock.

(e)	Diepholz represents and warrants, as of the Effective Date and as of the date of the Closing, as follows:

(i)

The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by Diepholz, and this Agreement constitutes the valid and legally binding obligation of Diepholz, enforceable in accordance with its terms.

(ii)

The Series A Shares are owned of record and beneficially by Diepholz, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute) or other encumbrance (each, an “Encumbrance”).

1

(iii)

Diepholz need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency or any other party in order to consummate the transactions contemplated by this Agreement.

(iv)

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Diepholz is subject, (B) conflict with, result in a breach of, constitute a default under (or an event that with notice or lapse of time or both would become a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Diepholz is a party or by which he is bound or to which any of his assets is subject and (C) result in the imposition or creation of an Encumbrance upon or with respect to the Series A Shares.

(v)	Diepholz has had an opportunity to consult with counsel of his choosing with respect to the sale of the Series A Shares and the other matters contemplated by this Agreement.

2.

2023 Executive Team Compensation. Effective at the Closing, the Company will enter into employment agreements, as approved by the Company’s board of directors following the appointment of the Independent Director pursuant to this Agreement (each, an “Employment Agreement”), with Diepholz, Rene Mladosich (“Mladosich”), Jose Vargas (“Vargas”), and License Santos (“Santos”) that provide for, among other things:

(a)	A term of four years, terminating on December 31, 2026, with no automatic renewal.

(b)	The following base salaries:

(i)	Diepholz: $300,000, subject to annual adjustment by the Compensation Committee so long as such adjustment is not below $300,000.

(ii)	Mladosich: $200,000 with an automatic annual increase each January 1 of the term of 12.5%.

(iii)	Vargas: $150,000 with an automatic annual increase each January 1 of the term of 12.5%.

(iv)

Santos: $175,000 with an automatic annual increase each January 1 of the term of 12.5%. In addition, Santos will have the right to submit invoices to the Company for legal services provided by his law firm.

(c)	The following annual discretionary bonus opportunities:

(i)	Diepholz: Up to 100% of base salary.

(ii)	Other executives: Up to 50% of base salary.

2

(d)

In the event that the Company terminates the executive without Cause (as defined in the Employment Agreements) or the executive terminates the Employment Agreement with Good Reason (as defined in the Employment Agreements), each Employment Agreement will call for the Company to pay severance equal to the amount of unpaid base salary and target bonus that the Company would be required to pay the executive had the executive been employed for the remainder of the term of the Employment Agreement. For purposes of computing the Company’s severance obligation under his Employment Agreement, Diepholz’s unpaid base salary will be determined based on the following annual rates, regardless of his actual base salary for each year: 2023, $300,000; 2024, $337,500; 2025, $378,000; and 2026: $425,000.

3.

Independent Board Member. As soon as reasonably practicable following the Effective Date, Diepholz will vote the Series A Shares to elect Ronald Vail as a fourth independent director of the Company according to NASDAQ independence standards (the “Independent Director”) to fill the vacancy that presently exists on the board of directors. While the Series A Shares remain outstanding, Diepholz will not remove the Independent Director, except for cause, and (if the Independent Director ceases to serve as a director for any reason) will vote the Series A Shares to replace him with another Independent Director.

4.

Audit Committee. The Company’s board of directors will appoint and maintain an Audit Committee comprised of three or more independent directors, one of which must be the Series C Director for so long as Golden Post has the right to appoint the Series C Director. The Audit Committee will have the powers to work directly with the Company’s outside auditor and to oversee the Company’s systems for internal control over financial reporting and disclosure controls and procedures.

5.

Nominating Committee. The Company’s board of directors will appoint and maintain a Nominating Committee comprised of (a) all of the independent members of the Company’s board of directors, including the Series C Director for so long as Golden Post has the right to appoint the Series C Director, and (b) the CEO, as long as Diepholz holds that position and is serving as a director. The Nominating Committee will have the powers to make suggestions to the board of directors of the Company regarding the selection and approval of director nominees.

6.

Annual Meeting. The Company will hold an annual meeting of stockholders to elect directors within 90 days following the Closing and will thereafter hold annual meetings of stockholders on an annual basis as required by Delaware law.

7.

Release. Golden Post hereby releases all claims known as of the Effective Date against the Company and Diepholz for breach of the Securities Purchase Agreement, dated as of May 6, 2015, by and among the Company, Golden Post and Diepholz.

8.

Waiver. Golden Post and MKR GRAT hereby agree to a one-time waiver of their respective antidilution protections solely with respect to the Company equity awards referred to as “equity grants 2” upon the approval of such awards by the Compensation Committee.

3

9.	Dyna Mexico.

(a)

At the Closing, Diepholz will transfer his one share (the “Qualifying Share”) of DynaResource de Mexico, SA de CV (“Dyna Mexico”) to a newly formed subsidiary of the Company (“Newco”). Prior to the Closing, the Company will form Newco as a wholly-owned subsidiary. At the Closing, Diepholz and the Company will execute a unanimous consent, as the sole shareholders of Dyna Mexico, to approve the transfer of the Qualifying Share to Newco and to waive any rights of first refusal that may apply to the transfer. In addition, the Company, Diepholz, and Newco will execute all such documents as may be necessary or advisable under Mexican law to formalize the transfer of the Qualifying Share.

(b)

From and after the Closing, Diepholz shall exercise his authority as each of the President and attorney-in-fact of Dyna Mexico in accordance with such procedures and limitations as the boards of directors of Dyna Mexico and the Company may institute from time to time. Without limiting the generality of the preceding sentence, Diepholz will not take, or cause Dyna Mexico to take, any of the following actions without specific authorization from the Dyna Mexico board of directors and the board of directors of the Company:

(i)	Sell, transfer, license, or otherwise dispose of all or substantially all of the assets of Dyna Mexico in one or a series of transactions.

(ii)

Delegate his authority as President and attorney-in-fact of Dyna Mexico to any person, except as reasonably necessary to empower employees and officers of Dyna Mexico to carry out the functions associated with their positions with Dyna Mexico.

(iii)	Call a meeting of the shareholders of Dyna Mexico.

(iv)	Vote shares held by Dyna Mexico in subsidiary companies.

Further, without limiting the generality of the foregoing sentences, without first obtaining specific authorization of the board of directors of the Company, Diepholz shall not take any action as the President or attorney-in-fact of Dyna Mexico, or cause Dyna Mexico to take any action, that had such action been taken by the Company would have required approval of the board of directors of the Company.

10.

Legal Fees. At the Closing, the Company will reimburse Golden Post for any and all legal fees incurred by Golden Post in connection with the matters covered by this Agreement, in an amount not to exceed $30,000.

11.

Authority. Each party hereby represents and warrants, severally and not jointly, that he or it has the requisite power and authority to enter into this Agreement and to perform his or its obligations hereunder.

12.	Governing Law. This Agreement shall be interpreted under the laws of the State of Texas without regard to conflict of laws principles.

13.

Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect to such subject matter.

14.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, any of which may be completed or delivered by electronic means (including, but not limited to, PDF, facsimile, or similar methods), and all of which taken together will constitute a single executed instrument.

[Signatures on following page]

4

In witness whereof, the parties have caused this Agreement to be executed as of the date first written above.

DynaResource, Inc.		Golden Post Rail, LLC

By:	/s/ K.D. Diepholz	By:	/s/ Matthew Rose

Name:	K.D. Diepholz	Name:	Matthew Rose

Title:	CEO	Title:	Manager

MKR 2022 Grantor Retained Annuity Trust		/s/ K.D. Diepholz
K.D. Diepholz
By:	/s/ Matthew Rose

Name:	Matthew Rose

Title:	Treasurer

5